News Release

Contacts:

Integra LifeSciences Holdings Corporation

John B. Henneman, III                   Maria Platsis
Executive Vice President                Senior Director of Corporate Development
Chief Administrative Officer            and Investor Relations
(609) 936-2481                          (609) 936-2333
jhenneman@Integra-LS.com                mplatsis@Integra-LS.com


               Integra LifeSciences Announces Agreement to Acquire
                Radionics Division of Tyco Healthcare Group, L.P.


Plainsboro, New Jersey / September 7, 2005 / -- Integra LifeSciences Holdings Corporation (NASDAQ: IART) announced today that it has agreed to acquire the assets of the Radionics Division of Tyco Healthcare Group, L.P. for $80 million in cash, subject to certain adjustments.


Radionics, based in Burlington, Massachusetts, is a leader in the design, manufacture and sale of advanced minimally-invasive medical instruments in the fields of neurosurgery and radiation therapy. Radionic's products include the CUSA EXcel(TM) ultrasonic surgical aspiration system, the CRW(TM) stereotactic system, the XKnife(TM) stereotactic radiosurgery system, and the OmniSight(TM) EXcel image guided surgery system.


The Radionics business generated revenues of $62.2 million and pre-tax income of $13.4 million for the year ending September 30, 2004, the most recent audited period. Integra will acquire the Radionics facility in Burlington Massachusetts, which employs approximately 135 employees, and enter into transitional supply and distribution agreements with Tyco Healthcare for products currently manufactured at Tyco facilities not included in the transaction.


The transaction offers a number of strategic benefits to Integra LifeSciences:

o Increases its global neurosurgery product offering with the addition of an ultrasonic surgical aspirator product line, including handpiece, tip, and energy delivery designs utilizing magnetostrictive technology.

o Positions the company to offer new stereotactic surgery products by combining its existing Mayfield(R) and Budde head-holding and retraction products with Radionic's CRW stereotactic head frame.

o Secures entry into the radiosurgery/radiotherapy and image-guided surgery device business.

o Adds to its manufacturing and R&D expertise in electronics, ultrasonics, and software.

o Enhances the efficiencies of its global infrastructure and distribution network through economies of scale and cost synergies.

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"This acquisition represents an ideal strategic fit for Integra LifeSciences. It will expand our revenue base by approximately 15 percent and will enhance our cash flow and profitability," said Stuart M. Essig, Integra's President and Chief Executive Officer. "It will also increase our international business significantly as approximately 45 percent of Radionics' business is outside of the United States."


The CUSA EXcel(TM) ultrasonic surgical aspiration system is a well-recognized device used in the selective removal of soft tissue in surgical procedures. The Radionics products are primarily utilized by neurosurgeons in the diagnosis and treatment of cancer and in the treatment of movement disorders. Neurosurgeons use the CRW(TM) stereotactic system, which allows for the positioning of fine instruments in the brain with submillimeter accuracy, for minimally invasive brain biopsies, stereotactic craniotomies, and the placement of radiofrequency probes or stimulating electrodes for the treatment of neurological disorders. The XKnife(TM) system is used in the non-invasive treatment of intracranial brain lesions, and the OmniSight(TM) EXcel system provides neurosurgeons and orthopedic surgeons with enhanced three-dimensional visualization of critical anatomy and the ability to perform less invasive surgical procedures.


"The acquisition of Radionics will strengthen Integra's product offering in neurosurgery," said Stuart M. Essig, Integra's President and Chief Executive Officer. "The Radionics products will provide an exceptional compliment to the portfolio of products already offered by Integra NeuroSciences. We have great respect for the Radionics team members who have brought so many outstanding technologies to the neurosurgery device market," Essig added.


Tyco Healthcare sells the Radionics products in over 75 countries, using a network of independent distributors in the United States and both independent distributors and Tyco Healthcare affiliates internationally. Although Radionics currently sells directly through many Tyco affiliates internationally, after closing Integra is likely to use distributors in many of these markets. As a result, under Integra management, Radionics' reported revenue and pre-tax income (on a pro forma basis) is likely to be reduced by approximately 20% from the 2004 reported levels, prior to any impact associated with purchase accounting related to the transaction.


Upon the closing of the transaction Integra expects to provide more detailed guidance regarding the financial aspects of the transaction and its expected impact on Integra's future financial results.


Completion of the transaction is subject to customary closing conditions, regulatory approvals and expiration of the requisite waiting period under the Hart-Scott-Rodino Antitrust Improvements Act, as amended.


Integra LifeSciences Holdings Corporation is a diversified medical technology company that develops, manufactures, and markets medical devices for use in a variety of applications. The primary applications for our products are neuro-trauma and neurosurgery, reconstructive surgery and general surgery. Integra is a leader in applying the principles of biotechnology to medical devices that improve patients' quality of life. Our corporate headquarters are in Plainsboro, New Jersey, and we have manufacturing and research facilities located throughout the world. We have approximately 1,300 employees. Please visit our website at (http://www.Integra-LS.com).


This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements concerning expectations for this newly acquired business and the expected impact of this acquisition on Integra's future financial results. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from predicted or expected results. Among other things, Integra's ability to successfully integrate the Radionics product lines into its operations could affect the impact of this acquisition on Integra's future financial results. In addition, the economic, competitive, governmental, technological and other factors identified under the heading "Factors That May Affect Our Future Performance" included in the Business section of Integra's Annual Report on Form 10-K for the year ended December 31, 2004 and information contained in subsequent filings with the Securities and Exchange Commission could affect actual results.

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"Mayfield" is a registered trademark of SM USA, Inc., a wholly owned subsidiary of Schaerer Mayfield USA, Inc.


Source: Integra LifeSciences Holdings Corporation